Exhibit 99.1

KEYCORP

401(k) SAVINGS PLAN

FINANCIAL STATEMENTS

WITH

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

December 31, 2011

KeyCorp

401(k) Savings Plan

INDEX

Page
Report of Independent Registered Public Accounting Firm

Financial Statements:
Statement of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4 - 13

Supplemental Schedule:
Schedule of Assets Held for Investment Purposes at End of Year	14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KeyCorp, as Plan Sponsor for the KeyCorp 401(k) Savings Plan

Cleveland, Ohio

We have audited the accompanying Statement of Net Assets Available for Benefits of the KEYCORP 401(k) SAVINGS PLAN and the related Statement of Changes in Net Assets Available for Benefits for the years ended December 31, 2011 and 2010. These financial statements and supplemental schedule are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of KeyCorp 401(k) Savings Plan as of December 31, 2011 and 2010, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at end of year, together referred to as “supplemental information” is presented for the purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. Such information is the responsibility of the Plan’s management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ MEADEN & MOORE, LTD.

Certified Public Accountants

June 26, 2012

Cleveland, Ohio

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

KeyCorp

401(k) Savings Plan

	December 31
	2011	2010
ASSETS
Investments:
KeyCorp common stock (cost $320,571,852 and $362,730,438 at 2011 and 2010, respectively)	$238,197,696	$273,248,483
Interest in mutual funds and collective trusts at fair value	1,057,972,556	1,094,813,051

Total Investments	1,296,170,252	1,368,061,534
Receivables:
Notes receivable from participants	34,127,895	32,828,188
Receivable - Employer contributions	28,170,574	27,307,725
Receivable - Interest and dividends	293,679	31
Securities sold, not settled	23,571	2,924,618

Total Receivables	62,615,719	63,060,562
Cash	593,411	849,310

Total Assets	1,359,379,382	1,431,971,406
LIABILITIES
Securities purchased, not settled	147,583	333,823

Net Assets Available for Benefits at Fair Value	1,359,231,799	1,431,637,583
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(3,193,495)	(1,748,264)

Net Assets Available for Benefits	$1,356,038,304	$1,429,889,319

See accompanying notes.

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

KeyCorp

401(k) Savings Plan

	Year Ended December 31
	2011	2010
Additions to Net Assets Attributed to:
Contributions:
Employer	$73,730,652	$71,495,259
Participants	68,292,611	64,575,923
Rollovers	4,108,709	2,367,883

	146,131,972	138,439,065
Interest on participant notes receivable	1,458,897	1,628,430
Investment Income:
Common stock dividends	3,257,363	1,285,476
Net investment income from mutual funds and collective trusts	14,445,971	12,622,935
Net realized gain (loss) and unrealized appreciation (depreciation)	(97,664,066)	201,082,372

Total Investment Income (Loss)	(79,960,732)	214,990,783
Deductions from Net Assets Attributed to:
Participant withdrawals	139,967,149	122,491,193
Administrative and other expenses	1,514,003	1,753,457

Total Deductions	141,481,152	124,244,650

Net Increase (Decrease)	(73,851,015)	230,813,628
Net Assets Available for Benefits:
Beginning of Year	1,429,889,319	1,199,075,691

End of Year	$1,356,038,304	$1,429,889,319

See accompanying notes.

NOTES TO FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

1	Description of Plan

The following description of the KeyCorp 401(k) Savings Plan (Plan) provides only general information. Participants should refer to the Summary Plan Description or Plan document for a more complete description of the Plan’s provisions.

General:

The Plan is comprised of a profit sharing plan with a cash or deferred arrangement, as authorized under Section 401(k) of the Internal Revenue Code of 1986, as amended (Code) and an employee stock ownership plan (ESOP), as authorized under the provisions of Section 4975(e)(7) of the Code. As of January 1, 2011, the Plan was amended and restated to close the KeyCorp Common Stock Fund to new investments effective January 1, 2012, and make other administrative modifications and changes as required by law or to facilitate the administration of the Plan.

The portion of the Plan that is attributable to participant contributions invested in the Plan’s various investment funds (other than the Plan’s KeyCorp Common Stock Fund) constitutes a profit sharing plan. The portion of the Plan that is attributable to participant contributions, employer contributions, profit sharing contributions, after-tax contributions and rollover contributions invested primarily in KeyCorp common shares constitutes an ESOP. The Plan is intended to be qualified under Section 401(a) of the Code and the provisions of Titles I, II and III of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Dividends paid on those KeyCorp common shares maintained in the ESOP, at the participant’s election, automatically may be reinvested in the Plan’s Common Stock Fund or paid directly to the participant. In 2011 and 2010, $431,489 and $181,945, respectively, of dividends were paid directly to Participants in connection with this election and are reflected in the Statement of Changes in Net Assets Available for Benefits as participant withdrawals.

Effective January 1, 2011, the assets of the Plan were transferred from Wilmington Trust Company to Bank of New York Mellon, who became the single Trustee for the Plan.

Eligibility:

All regular full-time and part-time employees of KeyCorp and its participating subsidiaries (Employer) are eligible to participate in the Plan as of their first day of employment with an Employer for purposes of making pre-tax contributions, Plan transfer contributions and rollover contributions. Employees are eligible to participate in receiving employer contributions and profit sharing contributions in accordance with the following eligibility requirements: for employees whose employment commencement date is July 1, 2006 or after, participants can receive these contributions after completing one year of service. Seasonal and on-call employees are required to complete 1,000 hours of service prior to becoming eligible to participate in the Plan. Commencing January 1, 2010, the Plan was amended to provide for an automatic enrollment feature for new regular full-time and part-time employees of the Employer (Covered Employees).

Contributions:

Contributions are subject to limitations on annual additions and other limitations imposed by the Internal Revenue Code as defined in the Plan agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

1	Description of Plan, Continued

Employee 401(k) Deferral:

In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, employees who have met the eligibility requirements and have elected to participate may contribute from 1% to 100% of their compensation on a pretax basis to the Plan and highly compensated employees (as that term is defined in accordance with Section 414(n) of the Code) may contribute from 1% to 6% of their compensation to the Plan. For the 2011 and 2010 Plan years, the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are utilized, employees may contribute up to 100% (2011 and 2010) of their compensation to the Plan.

Commencing January 1, 2010, an automatic enrollment feature was added to the Plan for all new Covered Employees. The initial default percentage for Covered Employees is 2% and will increase by 1% at the beginning of each Plan year until the default percentage is 6% for Plan years prior to January 1, 2012, and 10% for Plan years on and after January 1, 2012. No later than 90 days after default elective deferrals are first withheld from a Covered Employee’s pay, the Covered Employee may request a distribution of his or her default elective deferrals.

Employer Matching Contributions:

After satisfying the eligibility requirements, Key matches up to the first 6% of the participant’s contributions to the Plan. Default elective deferrals will be eligible for matching contributions after the Covered Employee satisfies the Eligibility Requirements for receiving a matching contribution. The matching contributions are invested in the KeyCorp Common Stock Fund.

Commencing for Plan years on and after January 1, 2012, the KeyCorp Common Stock Fund shall be closed to new investments. Effective January 1, 2010, participants have the right to immediately diversify all matching contributions and regular profit sharing contributions that are allocated to the participant’s account.

Employer Discretionary Contributions:

Key may also make additional contributions as approved by the Board of Directors. Commencing January 1, 2010 and thereafter, profit sharing contributions may be made, allocated and credited to the accounts of participants employed on the last day of the Plan year, in the ratio that the participant’s compensation bears to the compensation of all eligible participants entitled to receive an allocation, based on the further terms and conditions set forth in the Plan. Key contributed a 3% profit sharing allocation for 2011 and 2010 for eligible employees on December 31 of the respective Plan year.

Rollover Contributions:

Rollover contributions from other plans are also accepted, providing certain specified conditions are met.

Participants’ Accounts:

Each participant’s account is credited with the participant’s elective contributions, employer contributions, earnings and losses thereon.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

1	Description of Plan, Continued

Vesting:

All participants are 100% vested in elective deferrals and rollover contributions made to the Plan. Participants are 100% vested in Key discretionary contributions, as well as matching contributions in which the Safe Harbor provisions of Section 401(k)(12) of the Code are not utilized, after three years of service. Contributions subject to the Safe Harbor provisions of Section 401(k)(12) are 100% vested.

Forfeitures:

Under the terms of the Plan, forfeited nonvested participant amounts may be used to pay Plan administrative expenses and to offset Employer contributions to the Plan. At December 31, 2011 and 2010, the Plan’s investments included $336,923 and $127,535 of Plan forfeitures. Plan forfeitures were not used to pay Plan administrative expenses or offset Employer contributions to the Plan in 2011 or 2010.

Notes Receivable from Participants:

Loans are permitted under certain circumstances and are subject to limitations. Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loans are repaid over a period not to exceed 5 years with exceptions for the purchase of a primary residence.

The loans are secured by the balance in the participant’s account. The interest rate is currently established by the terms of the Loan Policy as Prime plus 1.

Loans to Plan participants are valued at their unpaid principal balance plus accrued interest, which approximates fair value.

Payment of Benefits:

Distribution of participant contributions and matching contributions are subject to the distribution limitations outlined in Section 401(k) of the Code (i.e. attainment of age 59 1/2, severance from employment, retirement, death, or disability, subject to special grandfathered distribution provisions). Upon termination, participants may receive a distribution of their vested account balance in cash, or may elect to have their interest in the KeyCorp Common Stock Fund distributed to them in common shares of KeyCorp. Participants may leave their balance in the Plan if their balance is greater than $1,000. Upon retirement, participants may elect to receive their Plan distribution as a lump sum payment or as a monthly installment payment.

Hardship Withdrawals:

Hardship withdrawals are permitted in accordance with Internal Revenue Service guidelines.

Investment Options:

Upon enrollment in the Plan, a participant may direct his or her employee contributions in any of the investment options offered by the Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

2	Summary of Significant Accounting Policies

Basis of Accounting:

The Plan’s transactions are reported on the accrual basis of accounting.

Investment Valuation:

Investments are stated at aggregate fair value, which is determined based on the closing price reported on the last business day of the Plan year as follows:

KeyCorp Common Stock

Closing market price as quoted on the New York Stock Exchange as of December 31, 2011 and December 31, 2010. The closing market price of KeyCorp’s Common Stock at December 31, 2011 and December 31, 2010 was $7.69 and $8.85, respectively.

Mutual Funds

Closing market price as quoted per Interactive Data Corporation (IDC), a third-party valuation service, as of December 31, 2011 and December 31, 2010.

Collective Trust Funds

Market values of units held in collective trust funds are determined daily by the trustee of the funds based on reported redemption values received from IDC.

Fully Benefit-Responsive Investment Contracts

As described in the accounting guidance applicable to reporting of fully benefit-responsive investment contracts held by certain investment companies subject to the AICPA Investment Company Guide and defined-contribution health and welfare and pension plans, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the applicable accounting guidance, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

The fair value is based on various valuation approaches dependent on the underlying investments of the contract.

The change in the difference between fair value (contract value for fully benefit-responsive investment contracts) and the cost of investments is reflected in the Statements of Changes in Net Assets Available for Benefits as a component of net realized gain (loss) and unrealized appreciation (depreciation).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

2	Summary of Significant Accounting Policies, Continued

Investment Transactions:

Purchases and sales of securities are reflected on a trade-date basis. Gains or losses on sale of KeyCorp Common Stock are based on the specific cost of investments sold. Gains or losses on sales of mutual funds and collective trust funds are based on the average cost per share or per unit at the time of the sale. In the case of KeyCorp Common Stock, brokerage commissions are added to the cost of shares purchased and subtracted from the proceeds of shares sold. No direct brokerage commissions are incurred by the Plan on purchases and sales of shares or units in mutual funds and collective trust funds.

Investment Income:

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on the accrual basis.

Fair Value Measurement:

Accounting guidance defines fair value as the price to sell an asset or transfer a liability in an orderly transaction between market participants in the principal market. In other words, fair value represents an exit price at the measurement date. Market participants are buyers and sellers who are independent, knowledgeable, and willing and able to transact in the principal (or most advantageous) market for the asset or liability being measured. Current market conditions, including imbalances between supply and demand, are considered in determining fair value.

The Plan’s assets are valued based on the principal market where each would be sold. The principal market is the forum with the greatest volume and level of activity. In the absence of a principal market, valuation is based on the most advantageous market (i.e., the market where the asset could be sold at a price that maximizes the amount to be received).

Valuation inputs refer to the assumptions market participants would use in pricing a given asset. Inputs can be observable or unobservable. Observable inputs are assumptions based on market data obtained from an independent source. Unobservable inputs are assumptions based on the Trustee’s own information or assessment of assumptions used by other market participants in pricing the asset. Unobservable inputs are based on the best and most current information available on the measurement date.

All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices in active markets for identical assets (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets classified as Level 2 are based on one or a combination of the following factors: (a) quoted market prices for similar assets in active markets; (b) quoted prices for identical or similar assets in inactive markets; (c) observable inputs, such as interest rates or yield curves; or (d) inputs derived principally from or corroborated by observable market data. The level in the fair value hierarchy ascribed to a fair value measurement in its entirety is based on the lowest level input that is significant to the measurement. The Plan considers an input to be significant if it drives 10% or more of the total fair value of a particular asset. Assets may transfer between levels based on the observable and unobservable inputs used at the valuation date, as the inputs may be influenced by certain market conditions.

Typically, assets are considered to be fair valued on a recurring basis if fair value is measured regularly. Additional information regarding fair value measurements and disclosures is provided in Note 6 (“Fair Value Measurements”).

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Administrative Fees:

Substantially all administrative fees are paid by the Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

2	Summary of Significant Accounting Policies, Continued

Plan Termination:

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

Risks and Uncertainties:

The Plan invests in various investments, including KeyCorp common stock and interests in mutual funds and collective trusts (including fully benefit-responsive investment contracts). These investments are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

Subsequent Events:

In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the SEC. In compliance with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to the financial statements.

Recent Accounting Pronouncements:

In September 2010, the FASB issued new accounting guidance, which clarified the classification and measurement of participant loans by defined contribution pension plans. Under the new guidance, participant loans are required to be classified as notes receivable from participants and measured at their unpaid principal balance plus any accrued but unpaid interest. The Plan adopted this new guidance in its December 31, 2010 financial statements. Net assets of the Plan were not affected by the adoption of the new guidance.

In January 2010, the FASB issued new accounting guidance, which required additional disclosures related to fair value measurements. The additional disclosures include a separate disclosure of the amount of significant transfers in and out of Level 1 and 2, including a description of the reason for the transfer. In addition, for the reconciliation of activity in Level 3 measurements, information about purchases, sales, issuances and settlements will need to be reported on a gross basis, rather than as one net number. The new disclosures and clarifications of existing disclosures were effective for interim and annual reporting periods beginning after December 15, 2009 (effective January 1, 2010, for the Plan), except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures were effective for interim and annual periods beginning after December 15, 2010 (effective January 1, 2011, for the Plan). The guidance only affects footnote disclosures and did not have an impact on the financial statements.

In May 2011, the FASB issued accounting guidance that changes the wording used to describe many of the current accounting requirements for measuring fair value and disclosing information about fair value measurements. This accounting guidance clarifies the FASB’s intent about the application of existing fair value measurement requirements. It is effective for interim and annual periods beginning on or after December 15, 2011 (effective January 1, 2012, for the Plan), with early adoption prohibited. The adoption of this guidance is not expected to have a material effect on the Plan’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

3	Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated May 16, 2008, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code.

The Plan has been amended since receiving the determination letter. However, the Plan Administrator and tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken uncertain tax positions that more-likely-than-not would not be sustained upon examination by applicable taxing authorities. The Plan administrator has analyzed tax positions taken by the Plan and has concluded that, as of December 31, 2011, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or that would require disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. However, currently no audits for any tax periods are in progress. The Plan administrator believes that the Plan is no longer subject to income tax examinations for years prior to December 31, 2008.

4	Collective Trust Fund with Fully Benefit-Responsive Investment Contracts

The Plan’s investment in the KeyBank EB Magic Fund (Fund) as of December 31, 2011 and 2010 principally consists of fully benefit-responsive synthetic guaranteed investment contracts (GICs). At December 31, 2011, the Plan’s investment in the KeyBank EB Magic Fund had a fair value of $124,561,121 and contract value of $121,367,626. At December 31, 2010, the Plan’s investment in the KeyBank EB Magic Fund had a fair value of $124,375,012 and contract value of $122,626,748. The GIC investments held by the Fund represent arrangements, which guarantee a stated interest rate for the term of the contracts.

Traditional GICs are unsecured, general obligations of insurance companies. The obligation is backed by the general account assets of the insurance company that writes the investment contract. The interest crediting rate on the contract is typically fixed for the life of the investment. Separate account GICs are investments in a segregated account of assets maintained by an insurance company for the benefit of the investors. The total return of the segregated account assets supports the separate account GIC’s return. The credited rate on this product will reset periodically and it will have an interest rate of not less than 0%.

General fixed maturity synthetic GICs consist of an asset or collection of assets that are owned by the Fund and a benefit-responsive, book value wrap contract purchased for the portfolio. The crediting rate of the contract is set at the start of the contract and typically resets every quarter. The initial crediting rate for the contract is established based on the market interest rates at the time the initial asset is purchased and it will have an interest crediting rate of not less than 0%.

Constant duration synthetic GICs consist of a portfolio of securities owned by the Fund and a benefit-responsive, book value wrap contract purchased for the portfolio. The crediting rate on a constant duration synthetic GIC resets every quarter based on the book value of the contract, the market yield of the underlying assets, the market value of the underlying assets and the average duration of the underlying assets. The initial crediting rate for the contract is established based on the market interest rates at the time the underlying portfolio is first put together and it will have an interest crediting rate of not less than 0%.

The average market yield of the KeyBank EB Magic Fund for 2011 and 2010 was 2.18% and 2.51%, respectively. This yield is calculated based on actual investment income from the underlying investments for the last month of the year, annualized and divided by the fair value of the investment portfolio on the respective balance sheet date. The average yield of the Fund with an adjustment to reflect the actual interest rate credited to participants in the Fund was 2.15% and 2.52% for 2011 and 2010, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

5	Investments

During the years ended December 31, 2011 and 2010, the Plan’s investments (including realized gains and losses on investments held for any portion of the Plan year) appreciated (depreciated) in fair market value (contract value for fully benefit-responsive investment contracts) by the net amount of $(97,664,066) and $201,082,372 respectively as follows:

	December 31,
	2011	2010
Net appreciation (depreciation) in fair value (contract value for fully benefit-responsive investment contracts) during the year:
KeyCorp Common Stock Fund	$(34,731,040)	$104,147,996
American Growth Fund of America	(6,461,644)	12,309,833
Batterymarch Small Cap Stock Fund	—	3,063,982
BGI Lifepath Index 2015 NL Fund	138,144	401,590
BGI Lifepath Index 2020 NL Fund	75,228	601,624
BGI Lifepath Index 2025 NL Fund	38,023	339,204
BGI Lifepath Index 2030 NL Fund	(154,400)	354,772
BGI Lifepath Index 2035 NL Fund	(95,459)	206,622
BGI Lifepath Index 2040 NL Fund	(43,423)	186,940
BGI Lifepath Index 2045 NL Fund	(115,351)	134,273
BGI Lifepath Index 2050 NL Fund	(131,743)	104,646
BGI Lifepath Index 2055 NL Fund	(69,186)	22,793
BGI Lifepath Index Retirement NL Fund	170,305	77,501
Dodge & Cox International Fund	(16,404,863)	9,320,376
Federated Government Obligations Fund	(360,708)	45,570
KeyBank EB Magic Fund	2,289,586	3,024,976
Lord Abbett Small Cap Growth Fund	(361,901)	2,186,989
Pimco Total Return Fund	(71,491)	—
Vanguard Total Bond Market Index Fund	682,622	842,750
Vanguard Extended Market Index Fund	(2,435,147)	2,386,811
Vanguard Inflation Protected Securities Inst Fund	880,667	203,826
Vanguard Institutional Developed Mkts Index Fund	(6,227,452)	675,502
Vanguard Institutional Index Fund	(592,822)	8,198,842
Vanguard Star Institutional Developed Mkts Index Fund	—	(403,809)
Victory Balanced Fund	1,824,193	5,000,550
Victory Core Bond Fund	(546,576)	1,364,925
Victory Diversified Stock Fund	—	17,906,699
Victory Institutional Diversified Stock Fund	(9,491,727)	(9,910,541)
Victory Investment Grade Convertible Fund	(978,151)	807,581
Victory Small Company Opportunity Fund	383,102	8,876,848
Victory Special Value Fund	(7,758,124)	14,248,217
Victory Value Fund	(17,114,728)	14,354,484

	$(97,664,066)	$201,082,372

The Plan’s funds are invested in the various investments, including the KeyCorp Common Stock Fund, interests in mutual funds and collective trusts, through Bank of New York Mellon (2011) and Wilmington Trust Company (2010). Investments that constitute more than 5% of the Plan’s net assets are:

	2011	2010
KeyCorp Common Stock Fund	$238,197,696	$273,248,483
American Growth Fund of America	$104,347,788	$122,230,033
Dodge & Cox International Fund	$71,101,083	$94,245,622
Federated Government Obligations Fund	$83,008,847	$95,705,261
KeyBank EB Magic Fund	$124,561,121	$124,375,012
Pimco Total Return Fund	$82,177,336	NA
Vanguard Institutional Index Fund	$102,495,835	$76,303,565
Victory Institutional Diversified Stock Fund	$88,330,276	78,210,103
Victory Special Value Fund	NA	$83,629,198
Victory Value Fund	$78,809,889	$114,558,939

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

6	Fair Value Measurements

The following is a description of the valuation methodologies used to measure fair value of assets held in the Plan:

KeyCorp Common Stock. Investments in KeyCorp Common Stock are valued at their official closing price on the New York Stock Exchange and are classified as Level 1.

Mutual Funds, Collective Investment Trusts, and Money Market Funds. Investments in mutual funds, collective investment trusts and money market funds are valued at their closing net asset value. Exchange-traded mutual funds are valued using quoted prices and, therefore, are classified as Level 1. Because net asset values for the collective investment trusts and money market funds are based primarily on observable inputs, most notably quoted prices for the underlying assets, these investments are classified as Level 2.

Plan assets are measured at fair value on a recurring basis in accordance with U.S. generally accepted accounting principles. The following tables present the Plan’s assets measured at fair value on a recurring basis at December 31, 2011 and 2010.

December 31, 2011	Level 1	Level 2	Level 3	Total
Common Stock - U.S.	$238,197,696	$—	$—	$238,197,696
Mutual Funds:
U.S. equity	518,521,741	—	—	518,521,741
International equity	111,219,163	—	—	111,219,163
Fixed income	128,951,620	—	—	128,951,620
Hybrid	10,904,988	—	—	10,904,988
Collective Investment Trusts:
U.S. equity	—	24,525,081	—	24,525,081
Target maturity	—	47,355,570	—	47,355,570
Guaranteed investment contract	—	124,561,121	—	124,561,121
Money Market Funds	—	91,933,272	—	91,933,272

	$1,007,795,208	$288,375,044	$—	$1,296,170,252

December 31, 2011	Level 1	Level 2	Level 3	Total
Common Stock - U.S.	$273,248,483	$—	$—	$273,248,483
Mutual Funds:
U.S. equity	544,465,151	—	—	544,465,151
International equity	106,547,734	—	—	106,547,734
Fixed income	89,834,222	—	—	89,834,222
Hybrid	78,601,327	—	—	78,601,327
Collective Investment Trusts:
U.S. equity	—	24,595,220	—	24,595,220
Target maturity	—	27,830,982	—	27,830,982
Guaranteed investment contract	—	124,375,012	—	124,375,012
Money Market Funds	—	98,563,403	—	98,563,403

	$1,092,696,917	$275,364,617	$—	$1,368,061,534

7	Party-in-Interest Transactions

Effective March 1, 2003, Wilmington Trust Company became the single Trustee for the Plan. Effective January 1, 2011, the assets of the Plan were transferred to Bank of New York Mellon, who became the single Trustee for the Plan. During 2011 and 2010, the Plan received $3,257,363 and $1,285,476, respectively, in KeyCorp common stock dividends. The Plan’s investments in mutual funds and collective trusts received $14,445,971 and $12,622,935 in investment income and capital gains distributions in 2011 and 2010, respectively. Victory Capital Management Inc., an affiliate of KeyCorp, also serves as an investment advisor to many of the Plan’s investment funds.

During the year ended December 31, 2011, 13,189,841 shares of common stock of KeyCorp were purchased by the Plan for $101,723,031 and 12,641,244 shares of common stock of KeyCorp were sold by the Plan for $97,228,406. During the year ended December 31, 2010, 6,590,457 shares of common stock of KeyCorp were purchased by the Plan for $51,385,166 and 6,289,181 shares of common stock of KeyCorp were sold by the Plan for $50,176,965.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

KeyCorp

401(k) Savings Plan

8	Legal Proceedings

Taylor and Metyk litigation. KeyCorp and certain of its directors and employees were named as defendants in two putative class actions filed in Ohio federal court styled: Taylor v. KeyCorp, et al., and Wildes v. KeyCorp, et al. The plaintiffs in these cases sought to represent a class of all participants in the Plan and alleged that the defendants in the lawsuit breached fiduciary duties owed to them under ERISA. These cases were substantively consolidated with each other and proceeded styled Taylor v. KeyCorp, et al. (“Taylor”). Plaintiffs’ consolidated complaint continued to name certain employees as defendants but no longer named any outside directors. On May 25, 2012, the federal court of appeals affirmed the trial court’s decision dismissing Taylor for lack of standing. The court of appeals did not address Key’s cross-appeal. Counsel for Taylor has indicated they will not pursue any further appeal of the dismissal of this action.

Following the trial court’s dismissal of Taylor on August 12, 2010, two putative class actions with similar allegations and causes of action were filed on September 21, 2010, in Ohio federal court. These two putative class action lawsuits were substantively consolidated with each other and are proceeding styled Thomas Metyk, et al. v. KeyCorp, et al. (“Metyk”). Metyk has been stayed due to the pendency of the appeals in Taylor. Key strongly disagrees with the allegations asserted against KeyCorp and intends to vigorously defend against them.

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR

Form 5500, Schedule H, Part IV, Line 4i

KeyCorp

401(k) Savings Plan

EIN 34-6542451

Plan Number 002

December 31, 2011

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	( c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(d) Cost	(e) Current Value
	KeyCorp Common Stock Fund
*	KeyCorp Common Stock	Common Stock		$238,197,696
	Collective U.S. Government STIF	Money Market Fund		5,877,063

	Total KeyCorp Common Stock Fund			244,074,759
	American Growth Fund of America	Large U.S. Equity Fund		104,347,788
	BGI Lifepath Index 2015 NL Fund	Target Maturity Fund		8,270,813
	BGI Lifepath Index 2020 NL Fund	Target Maturity Fund		9,265,691
	BGI Lifepath Index 2025 NL Fund	Target Maturity Fund		6,873,304
	BGI Lifepath Index 2030 NL Fund	Target Maturity Fund		6,677,057
	BGI Lifepath Index 2035 NL Fund	Target Maturity Fund		4,596,685
	BGI Lifepath Index 2040 NL Fund	Target Maturity Fund		3,823,096
	BGI Lifepath Index 2045 NL Fund	Target Maturity Fund		2,637,741
	BGI Lifepath Index 2050 NL Fund	Target Maturity Fund		2,368,106
	BGI Lifepath Index 2055 NL Fund	Target Maturity Fund		1,132,742
	BGI Lifepath Index Retirement NL Fund	Target Maturity Fund		1,710,335
	Dodge & Cox International Fund	International Fund		71,101,083
	Federated Government Obligations Fund	Money Market Fund		83,008,847
*^^	KeyBank EB Magic Fund	Stable Value Fund		121,367,626
	Lord Abbett Small Cap Growth Fund	Small Cap Stock Fund		24,525,081
	Pimco Total Return Fund	Fixed Income Fund		82,177,336
	Vanguard Total Bond Market Index Fund	Fixed Income Fund		26,576,831
	Vanguard Extended Market Index Fund	Mid U.S Equity Fund		41,539,847
	Vanguard Inflation Protected Securities Inst Fund	Fixed Income Fund		20,197,453
	Vanguard Institutional Index Fund	Large U.S. Equity Fund		102,495,835
	Vanguard Institutional Developed Mkts Index Fund	International Fund		40,118,080
*	Victory Institutional Diversified Stock Fund	Large U.S. Equity Fund		88,330,276
*	Victory Investment Grade Convertible Fund	Convertible Securities Fund		10,904,988
*	Victory Small Company Opportunity Fund	Small U.S. Equity Fund		44,598,513
*	Victory Special Value Fund	Mid U.S Equity Fund		58,399,593
*	Victory Value Fund	Large U.S. Equity Fund		78,809,889
	Collective U.S. Government STIF	Money Market Fund		3,047,362

	Total assets held for investment purposes			1,292,976,757
*	Participant loans (interest rates from 4.25% to 10.50% with various maturities)			34,127,895

	Total assets held for investment purposes			$1,327,104,652

*	Party-in-interest to the Plan.

^^	Amount reported at contract value.

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